September 22, 1997


Cynthia Butitta
c/o Connetics Corporation
3400 West Bayshore Road
Palo Alto, CA  94303

Dear Cindy:

This  letter  sets  forth  the  substance  of  the  separation   agreement  (the
"Agreement") that Connetics Corporation (the "Company") is offering to you.

         1. Separation. You have tendered, and the Company has accepted, your resignation as an employee and officer of the Company effective September 17, 1997 (the "Separation Date").

         2. Accrued Salary and Paid Time Off. Within 5 business days of the Effective Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

         3. Severance Benefits. Although the Company has no policy or procedure for providing severance benefits, the Company will pay you, as severance, 6 months of your base salary in effect on the Separation Date, subject to standard payroll deductions and withholdings ("Severance Payment"). This amount will be paid in one lump sum within 10 business days of the Effective Date (as defined in paragraph 17).

         4. Consulting Agreement. You will serve as a consultant to the Company under the terms specified below. The consulting relationship commences on the Separation Date and continues through March 17, 1998 ("Consulting Period").

         a. Consulting Fees and Services.

                  i. Consulting Services. You agree to provide consulting services to the Company in any area of your expertise consistent with your prior duties with the Company upon request by a duly authorized officer of the Company. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such consulting services throughout the Consulting Period, up to a maximum of 10 hours per month.

                  ii. Consulting Fees. During the Consulting Period, you will receive $15,000 per month (prorated for any partial month) as consulting fees ("Consulting Fees"). The Company will pay the Consulting Fees on the first and fifteenth of each month after the Effective Date, regardless of whether any consulting services are, in fact, requested by the Company.

                  iii. Taxes and Withholding. As a consultant, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will issue you a 1099 form with respect to your Consulting Fees. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify and hold harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to your failure to pay these taxes, with the exception of the employer's share of social security, if any.

         b. Limitations on Authority. You have no responsibilities or authority as a consultant to the Company other than as provided for above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

         b. Other Work Activities. During the Consulting Period, you will notify the Company, in writing, before you obtain full time or substantially full time employment, perform work for any business entity on a full time or substantially full time basis (including consulting), or engage in any other work activity on a full time or substantially full time basis. In the event that you subsequently engage in such full time or substantially full time work, the Company's obligation to pay you consulting fees under paragraph 4 will cease immediately, your Options under paragraph 8 will cease vesting immediately, and the Consulting Period will end immediately. For the purposes of this Agreement, "full time or substantially full time" means the lesser of (1) 40 hours per week, or (2) the number of hours required for full time status as defined by the employer or business entity for whom you are performing work.

         5. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense; later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. If you choose to continue coverage under COBRA, as part of this Agreement, the Company will pay your COBRA health insurance premiums through March 30, 1998. If you become eligible for other health insurance benefits at the expense of a new employer, however, the Company's obligation to make these payments will cease immediately. You agree to notify a duly authorized officer of the Company, in writing, immediately upon your acceptance of any employment that provides health insurance benefits.

         6. Outplacement Assistance. The Company will pay all reasonable and actual expenses incurred with Right/Corporate Resource Group in an amount not to exceed $15,000 for outplacement assistance provided to you.

         7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits from the Company after the Separation Date.

         8. Expense Reimbursements. You agree that, within 10 business days of the Effective Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

         9. Stock Options. The Company and you each acknowledge that, pursuant to the terms of your outstanding stock options (the "Options"), the Options will cease vesting and terminate in accordance with their terms at the end of the Consulting Period. You will have 6 months after the end of the Consulting Period to exercise your vested nonqualified option shares, if any, in accordance with the applicable stock option plan. You will have 3 months after the end of the Consulting Period to exercise your vested incentive stock option shares, if any, in accordance with the applicable stock option plan.

         10. Return of Property. By the Effective Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

         11. Proprietary Information Obligations. Both during and after your employment, and both during and after the Consulting Period, you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, including but not limited to your obligation not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Proprietary Information and Inventions Agreement is attached as Exhibit A.

         12. Indemnification. The Company acknowledges that its indemnification obligations, if any, will continue in accordance with the terms of the applicable directors and officers indemnification agreement.

         13. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the provisions of this Agreement to any current or former Company employee or other personnel.

         14. Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, managers, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

         15. Employment References. The Company agrees to direct all inquiries for employment references to the Company's Human Resources Department. The Company will provide no other information other than Ms. Butitta's dates of employment, her title as Chief Financial Officer and Vice President, Finance and Administration, her salary of $181,000, and a statement that it is the Company's policy not to provide performance evaluation references.

         16. Release by You. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, with the exception of any claim arising out of the Company's obligations under this Agreement, you hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and
Housing  Act,  as  amended;   tort  law;  contract  law;   wrongful
discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

         17. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement; (c) you have 21 days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have 7 days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date ("Effective Date").

         18. Release By The Company. The Company hereby releases, acquits and forever discharges you and your agents, successors, assigns and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date the Company executes this Agreement, relating to any act or omission by you within the authorized course and scope of your employment with the Company, with the exception of any claim arising out of your obligations under this Agreement.

         19. Section 1542 Waiver. In granting the releases herein, you and the Company acknowledge that each has read and understands California Civil Code section 1542, which reads as follows:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You and the Company expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims contained in this Agreement.

         20. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement binds the heirs, personal representatives, successors and assigns of both you and the Company, and inures to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered both enforceable and consistent with the general intent of the parties. This Agreement is deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below, and return the originals of both to me.

I wish you luck in your future endeavors.

Sincerely,

CONNETICS CORPORATION



By:      /s/Thomas Wiggans
         ----------------------------------
         Thomas Wiggans
         Chief Executive Officer


Exhibit A - Proprietary Information and Inventions Agreement

AGREED:


         /s/Cynthia Butitta
         ----------------------------------
         Cynthia Butitta